Exhibit 21. Subsidiaries of the Registrant


                                                           Percentage of Voting
Subsidiary                      Place Organized              Securities Owned

Helix Securities
Corporation                     Massachusetts                  Wholly owned

CTI-Cryogenics, Inc.            Barbados                       Wholly owned

CTI-Cryogenics Ltd.             England                        Wholly owned

CTI-Cryogenics SA               France                         Wholly owned

CTI-Cryogenics GmbH             Germany                        Wholly owned

Helix Technology KK             Japan                          Wholly owned

Granville-Phillips Company      Washington                     Wholly owned